Exhibit 99.1

Intercontinental Exchange Reports Record Fourth Quarter 2015 Adjusted EPS of $3.27, +26% year-over-year; Record Full Year 2015 Adjusted EPS of $12.15, +26% year-over-year

ATLANTA & NEW YORK, February 4, 2016 - Intercontinental Exchange, Inc. (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, today reported financial results for the fourth quarter and full year 2015. For the quarter ended December 31, 2015, consolidated net income attributable to ICE was $370 million on $875 million of consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the fourth quarter were $3.29 and for the full year 2015 were $11.39.

ICE's operating results include amortization of acquisition-related intangibles, acquisition and integration-related expenses and other adjustments that are not reflective of ICE's cash operations or core business performance. Excluding these items, net of tax, fourth quarter 2015 adjusted net income from continuing operations was $369 million and adjusted diluted EPS from continuing operations were $3.27, an increase of 26% over the prior fourth quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations and adjusted diluted EPS from continuing operations.

"Our record performance in 2015 was driven by strong demand for risk management, trading, data and listings,” said Jeffrey C. Sprecher, ICE Chairman and CEO. "We achieved our double-digit earnings growth target by focusing on our customers, innovating amid a dynamic market environment and with strong financial discipline. All of this has enabled us to again increase our quarterly dividend while investing in growth opportunities. Our acquisition of Interactive Data, together with many other strategic initiatives, positions us well to deliver strong earnings growth again in 2016.”

Scott A. Hill, ICE CFO, said: “We finished the year with a strong fourth quarter, delivering record earnings growth and executing on our strategic and operational objectives. We expanded operating margins again in 2015 by driving revenue growth and reducing expenses. And we generated solid cash flow, which enabled us to return nearly $1 billion to shareholders through dividends and share repurchases while investing for long-term growth."

Fourth Quarter 2015 Results

Fourth quarter 2015 consolidated revenues, less transaction-based expenses, increased 9% to $875 million compared to the same period in 2014. Included in this amount are $470 million of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the fourth quarter of 2015 were a record $257 million, up 35% year-over-year and listings revenues were a record $102 million, up 8% compared to the prior fourth quarter. Consolidated other revenues were $46 million.

Consolidated operating expenses were $457 million for the fourth quarter of 2015, including $52 million in Interactive Data acquisition-related costs, NYSE integration costs, and other deal-related success fees. Consolidated operating income for the fourth quarter was $418 million and operating margin was 48%. The effective tax rate for the fourth quarter was 5%, driven lower primarily by the deferred tax benefit associated with future UK income tax rate reductions that were enacted in the fourth quarter.

Full Year 2015 Results

Consolidated revenues, less transaction-based expenses, for the year ended December 31, 2015 increased 8% to $3.3 billion compared to the same period in 2014. Included in this amount are $1.9 billion of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the year ended December 31, 2015 were a record $871 million, up 26% year-over-year and listings revenues were a record $405 million, up 10% compared to the prior period. Consolidated other revenues were $178 million.

Consolidated 2015 net income from continuing operations was $1.3 billion and diluted EPS from continuing operations were $11.39. Adjusted net income from continuing operations was $1.4 billion and adjusted diluted EPS from continuing operations were $12.15 for the year, representing a 26% increase year over year. Please refer to the reconciliation of non-GAAP financial measures included in this press release.

Consolidated operating expenses were $1.6 billion for the year ended December 31, 2015, including $83 million in Interactive Data acquisition-related costs, NYSE integration costs, and other deal related success fees. Consolidated operating margin was 52%. The effective tax rate for the year ended December 31, 2015 was 22%.

Consolidated cash flows from operations were $1.3 billion for the year ended December 31, 2015. Operational capital expenditures were $109 million and capitalized software development costs totaled $87 million. Dividends paid during 2015 were $331 million and share repurchases totaled $660 million.

Unrestricted cash was $627 million and outstanding debt was $7.3 billion as of December 31, 2015, including $2.6 billion in commercial paper.

Financial Guidance for 2016

•	ICE expects first quarter and full year 2016 adjusted operating expenses, excluding amortization of acquisition-related intangibles, in the range of $490 million to $500 million and $2.000 billion to $2.030 billion, respectively. Full year operating expense guidance includes ~$50MM in NYSE and ~$25MM in Interactive Data expense synergies as well as ~$45MM largely related to additional compensation and ~$30MM in product and technology investments.

•	ICE expects quarterly interest expense for the first quarter of 2016 to be approximately $45 million. For the remainder of the year, ICE expects interest expense to be in the range of $44 million to $45 million per quarter.

•	ICE expects full year 2016 operational capital expenditures in the range of $280 million to $300 million. ICE expects full year 2016 real estate capital expenditures in the range of $45 million to $55 million.

•	ICE expects full year 2016 consolidated effective tax rate in the range of 28% to 31%.

•	ICE's diluted share count for the first quarter 2016 is expected to be in the range of 118 million to 121 million weighted average shares outstanding. Full year 2016 diluted share count is expected to be in the range of 118 million to 122 million weighted average shares outstanding.

•	ICE expects to provide combined 2015 unaudited quarterly pro-forma GAAP and non-GAAP income statement information for Interactive Data Corporation and Trayport by the end of February 2016 in the Investor Relations section of ICE’s website.

Earnings Conference Call Information

ICE will hold a conference call today, February 4, at 8:30 a.m. ET to review its fourth quarter and full year 2015 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 1051306 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts)	(Unaudited)

			Three Months Ended
	Year Ended December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Transaction and clearing fees, net	$3,228	$3,144	$814	$844
Data services fees	871	691	257	189
Listing fees	405	367	102	95
Other revenues	178	150	46	37
Total revenues	4,682	4,352	1,219	1,165
Transaction-based expenses:
Section 31 fees	349	359	86	107
Cash liquidity payments, routing and clearing	995	901	258	258
Total revenues, less transaction-based expenses	3,338	3,092	875	800
Operating expenses:
Compensation and benefits	611	592	166	144
Technology and communication	203	188	56	53
Professional services	139	181	37	31
Rent and occupancy	57	78	12	17
Acquisition-related transaction and integration costs	88	129	54	27
Selling, general and administrative	116	143	34	39
Depreciation and amortization	374	333	98	89
Total operating expenses	1,588	1,644	457	400
Operating income	1,750	1,448	418	400
Other income (expense):
Interest expense	(97)	(96)	(30)	(23)
Other income, net	—	55	3	35
Other expense, net	(97)	(41)	(27)	12
Income from continuing operations before income tax expense	1,653	1,407	391	412
Income tax expense	358	402	18	118
Income from continuing operations	1,295	1,005	373	294
Income from discontinued operations, net of tax	—	11	—	—
Net income	$1,295	$1,016	$373	$294
Net income from continuing operations attributable to non-controlling interest	(21)	(35)	(3)	(6)
Net income attributable to Intercontinental Exchange, Inc.	$1,274	$981	$370	$288
Basic earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$11.45	$8.50	$3.31	$2.56
Discontinued operations	—	0.10	—	—
Basic earnings per share	$11.45	$8.60	$3.31	$2.56
Basic weighted average common shares outstanding	111	114	112	112
Diluted earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$11.39	$8.46	$3.29	$2.54
Discontinued operations	—	0.09	—	—
Diluted earnings per share	$11.39	$8.55	$3.29	$2.54
Diluted weighted average common shares outstanding	112	115	112	113
Dividend per share	$2.90	$2.60	$0.75	$0.65

Consolidated Balance Sheets

(In millions)

	As of December 31,
	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$627	$652
Short-term investments	29	1,200
Short-term restricted cash and investments	657	329
Customer accounts receivable	700	508
Margin deposits and guaranty funds	51,169	47,458
Prepaid expenses and other current assets	131	85
Total current assets	53,313	50,232
Property and equipment, net	1,037	874
Other non-current assets:
Goodwill	12,079	8,535
Other intangible assets, net	10,758	7,780
Long-term restricted cash and investments	263	297
Long-term investments	299	379
Other non-current assets	238	157
Total other non-current assets	23,637	17,148
Total assets	$77,987	$68,254

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$398	$409
Section 31 fees payable	116	137
Accrued salaries and benefits	215	205
Deferred revenue	98	69
Short-term debt	2,591	2,042
Margin deposits and guaranty funds	51,169	47,458
Other current liabilities	156	116
Total current liabilities	54,743	50,436
Non-current liabilities:
Non-current deferred tax liability, net	2,837	2,028
Long-term debt	4,717	2,235
Accrued employee benefits	478	516
Other non-current liabilities	337	482
Total non-current liabilities	8,369	5,261
Total liabilities	63,112	55,697
Commitments and contingencies
Redeemable non-controlling interest	35	165
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Common stock	1	1
Treasury stock	(1,448)	(743)
Additional paid-in capital	12,295	9,938
Retained earnings	4,148	3,210

Accumulated other comprehensive loss	(188)	(46)
Total Intercontinental Exchange, Inc. shareholders’ equity	14,808	12,360
Non-controlling interest in consolidated subsidiaries	32	32
Total equity	14,840	12,392
Total liabilities and equity	$77,987	$68,254

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Annual Report on Form 10-K, including our consolidated financial statements and related notes.

Adjusted income from continuing operations for the periods presented below are calculated by adding income from continuing operations, the adjustments described below, which are not reflective of our cash operations and core business performance, and the related income tax effect. The following table reconciles income from continuing operations to adjusted net income from continuing operations and calculates adjusted earnings per share from continuing operations for the period presented below (in millions except per share amounts):

			Three Months Ended
	Year Ended December 31,		December 31,
	2015	2014	2015	2014
Income from continuing operations	$1,295	$1,005	$373	$294
Add: NYSE and Interactive Data transaction and integration costs and acquisition related success fees	83	124	52	27
Add: Amortization of acquisition-related intangibles	140	131	41	33
Add: Early interest expense on debt issued for Interactive Data acquisition	5	—	5	—
Add: Litigation settlements and accruals, net	15	—	—	—
Less: Net gain on the sale of 6% remaining ownership in Euronext	—	(4)	—	(4)
Less: Other income from OCC equity investment	—	(26)	—	(26)
Less: Income tax effect related to the items above	(83)	(89)	(31)	(19)
Less: Deferred tax adjustments on acquisition-related intangibles	(82)	(14)	(68)	(8)
Add: Other tax adjustments	7	12	—	3
Less: Net income from continuing operations attributable to non-controlling interest	(21)	(35)	(3)	(6)
Adjusted income from continuing operations	$1,359	$1,104	$369	$294

Earnings per share from continuing operations:
Basic	$11.45	$8.50	$3.31	$2.56
Diluted	$11.39	$8.46	$3.29	$2.54

Adjusted earnings per share from continuing operations:
Adjusted basic	$12.21	$9.67	$3.30	$2.60
Adjusted diluted	$12.15	$9.63	$3.27	$2.59

Weighted average common shares outstanding:
Basic	111	114	112	112
Diluted	112	115	112	113

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of global futures and equity exchanges and provides world class clearing, data and listing services across many markets. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange, Interactive Data and Trayport. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Carol Schumacher, VP, Corporate Affairs

+1 678 589 1834

carol.schumacher@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations

+1 770 857 0363

isabel.janci@theice.com